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Exhibit 99.1

Assured Guaranty Ltd. Reports 2010 Net Income of $548.9 Million
and Fourth Quarter 2010 Net Loss of $157.5 Million

2010 Operating Income of $660.3 Million and
Fourth Quarter 2010 Operating Income of $152.9 Million

  •
  Present value of new business production ("PVP")(1) was $362.7 million for the year ended December 31, 2010 ("FY 2010"). PVP in the quarter ended December 31, 2010 ("fourth quarter 2010") was $105.1 million, the only quarter in FY 2010 to exceed $100 million.

  •
  FY 2010 net income was $548.9 million, an increase of 465% from $97.2 million from the prior year. FY 2010 net income and operating income included a full year of financial results from Assured Guaranty Municipal Holdings Inc. ("AGMH"), which was acquired on July 1, 2009, compared to the year ended December 31, 2009 ("FY 2009") which only included six months of AGMH financial results.

  •
  Loss and loss adjustment expenses ("LAE") on financial guaranty insurance contracts and losses incurred on credit derivatives included in operating income totaled $692.0 million in FY 2010 and $215.5 million in fourth quarter 2010. Economic loss development was $472.9 million in FY 2010 and $76.6 million in fourth quarter 2010.

  •
  December 31, 2010 shareholders' equity per share attributable to Assured Guaranty Ltd. ("book value") was $20.67, an 8% increase compared to December 31, 2009.

Hamilton, Bermuda, February 24, 2011 – Assured Guaranty Ltd. (NYSE: AGO) ("AGL" and, together with its subsidiaries, "Assured Guaranty" or the "Company") announced today financial results for FY 2010 and fourth quarter 2010. The Company's FY 2010 operating income1, a non-GAAP financial measure, was $660.3 million, a 125% increase from FY 2009. FY 2010 operating income per diluted share was $3.49, up 54% from FY 2009. FY 2010 net income attributable to AGL ("net income") was $548.9 million, a 465% increase compared with FY 2009 net income of $97.2 million. Net income includes the effects of unrealized gains and losses on credit derivatives, consolidation of financial guaranty variable interest entities ("VIEs") and other items that are not included in operating income. FY 2010 net income per diluted share was $2.90, compared with FY 2009 net income per diluted share of $0.75. Table 1 provides a reconciliation of net income (loss) to operating income on a total and per diluted share basis.

"Assured Guaranty had record operating income for the year, despite losses primarily related to our guaranties of U.S. residential mortgage exposures," said Dominic Frederico, President and Chief Executive Officer of Assured Guaranty. "This was in large part due to the full year contribution of AGMH to operating revenues and our success in obtaining access to loan files and commitments from mortgage originators to repurchase ineligible loans in insured residential mortgage-backed securitizations."

"Turning to new business originations, we insured 8.4% of the 2010 U.S. new issue tax-exempt market on a par basis and 14.0% on a transaction basis, despite a significant number of municipal credits having received higher ratings due to recalibrations and more frequent upgrades by the rating agencies, and

1 Operating income, operating shareholders' equity, adjusted book value and present value of new business production ("PVP") are financial measures that are not in accordance with accounting principles generally accepted in the United States of America ("GAAP") and are therefore called "non-GAAP financial measures." Reconciliations of these non-GAAP financial measures to the most comparable financial information prepared in accordance with GAAP are provided herein. Please see the "Explanation of Non-GAAP Financial Measures" section of this press release for a definition of these non-GAAP financial measures.

the high volume of taxable Build America Bonds, all of which reduced our opportunities in the tax-exempt market."

FY 2010 results included twelve months of financial results for AGMH, which was acquired on July 1, 2009 ("AGMH Acquisition"), while 2009 results include only six months of AGMH's financial results. In addition, FY 2010 amounts per diluted share include the effect of AGL's two capital raises in June and December 2009, which increased average diluted shares outstanding from 129.1 million in FY 2009 to 188.9 million in FY 2010.

Table 1: Reconciliation of Net Income (Loss) Attributable to Assured Guaranty Ltd.
to Operating Income
(amounts in millions, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Net income (loss) attributable to Assured Guaranty Ltd.	$(157.5)	$216.7	$548.9	$97.2
Less: Realized gains (losses) on investments, after tax	(0.1)	(4.0)	1.0	(34.2)
Less: Non-credit impairment unrealized fair value gains (losses) on credit derivatives, after tax	(67.5)	83.6	11.3	(82.2)
Less: Fair value gains (losses) on committed capital securities ("CCS"), after tax	2.2	(18.8)	6.0	(79.9)
Less: Foreign exchange gains (losses) on revaluation of premiums receivable, after tax	(6.9)	(0.5)	(24.5)	23.4
Less: Effect of consolidating financial guaranty VIEs, after tax	(238.1)	—	(105.2)	—
Less: Goodwill and settlement of pre-existing relationship	—	—	—	(23.3)

Operating income	$152.9	$156.4	$660.3	$293.4

Net income (loss) attributable to Assured Guaranty Ltd. per diluted share	$(0.86)	$1.27	$2.90	$0.75
Operating income per diluted share[1]	$0.81	$0.92	$3.49	$2.27
Weighted average shares outstanding:
Diluted shares outstanding – GAAP	183.7	170.5	188.9	129.1
Diluted shares outstanding – non-GAAP	189.1	170.7	189.2	129.4
1.
Operating income per diluted share is calculated by dividing operating income by diluted shares outstanding – non-GAAP, which includes the effects of both participating and dilutive securities.

December 31, 2010 Shareholders' Equity and Adjusted Book Value:

Shareholders' equity attributable to AGL ("book value") at December 31, 2010 was $3,798.8 million, an 8% increase from December 31, 2009 book value of $3,520.5 million. The increase in book value during FY 2010 resulted primarily from the Company's $548.9 million of net income for the period, offset in part by the effect of consolidating certain financial guaranty VIEs on January 1, 2010. Assured Guaranty's December 31, 2010 book value per share was $20.67, an 8% increase over December 31, 2009 book value per share of $19.12.

Operating shareholders' equity, a non-GAAP financial measure that excludes the effect of consolidating financial guaranty VIEs and certain fair value adjustments on investments and credit derivatives, was $4,763.1 million, a 15% increase from $4,142.2 million at December 31, 2009. Table 2 provides a reconciliation of book value to operating shareholders' equity and to adjusted book value. Operating shareholders' equity per share was $25.92 at December 31, 2010, a 15% increase from $22.49 at December 31, 2009.

The Company's adjusted book value, a non-GAAP financial measure, was $8,999.1 million at December 31, 2010, an increase from $8,913.7 million at December 31, 2009. Adjusted book value per share was $48.98 at December 31, 2010, up 1% from December 31, 2009 adjusted book value of $48.40. The Company's adjusted book value includes the effect of expected losses to be expensed, which totaled $1,043.2 million ($688.4 million after tax or $3.75 per share) at December 31, 2010 compared to $1,235.1 million ($813.5 million after tax or $4.42 per share) at December 31, 2009.

Table 2: Reconciliation of Book Value to Operating Shareholders' Equity
and Adjusted Book Value
(amounts in millions, except per share data)

	As of
	December 31, 2010	December 31, 2009
Shareholders' equity attributable to Assured Guaranty Ltd.	$3,798.8	$3,520.5
Less: Effect of consolidating financial guaranty VIEs, after tax	(311.8)	—
Less: Non-credit impairment unrealized fair value gains (losses) on credit derivatives, after tax	(764.8)	(767.6)
Less: Fair value gains (losses) on CCS, after tax	12.2	6.2
Less: Unrealized gain (loss) on investment portfolio excluding foreign exchange effect, after tax	100.1	139.7

Operating shareholders' equity	4,763.1	4,142.2
Less: Deferred acquisition costs ("DAC"), after tax	248.4	235.3
Plus: Net present value of estimated net future credit derivative revenue, after tax	424.8	520.0
Plus: Net unearned premium reserve on financial guaranty contracts in excess of expected loss to be expensed, after tax	4,059.6	4,486.8

Adjusted book value	$8,999.1	$8,913.7

Shares outstanding at the end of period	183.7	184.2
Per share:
Shareholders' equity attributable to Assured Guaranty Ltd.	$20.67	$19.12
Operating shareholders' equity	25.92	22.49
Adjusted book value	48.98	48.40

New Business Production

FY 2010 PVP decreased 43% to $362.7 million due to lower new business production in the new issue tax-exempt U.S. municipal market. FY 2010 U.S. public finance PVP was $328.1 million, a decline of 47% compared to FY 2009, which was the highest U.S. public finance new business production level in the Company's history. Table 3 provides a reconciliation of PVP to gross written premiums ("GWP"). On a sale date basis, Assured Guaranty insured 1,697 U.S. new issue public finance transactions totaling gross par insured of $26.8 billion. The Company insured 8.4% of tax-exempt new issue par and 14.0% of tax-exempt new issue transactions originated in the U.S. public finance market during FY 2010.

Fourth quarter 2010 PVP declined 13% to $105.1 million compared to fourth quarter 2009, also due to a decline in U.S. public finance new business production, but was the highest new business production quarter for the Company during FY 2010. U.S. public finance PVP totaled $87.9 million in fourth quarter 2010, a decline of 23% compared to the prior year period. During fourth quarter 2010, Assured Guaranty generated $17.2 million in structured finance new business production, the highest structured finance new business production since the quarter ended December 31, 2008. During fourth quarter 2010, Assured Guaranty insured on a sale date basis 402 new issue U.S. public finance transactions totaling gross par insured of $5.8 billion. The Company insured 6.2% of tax-exempt new issue par and 11.8% of tax-exempt new issue transactions originated in the U.S. public finance market during fourth quarter 2010.

Commenting on new business production for the year, Mr. Frederico added: "A further breakdown of our insured transactions in 2010 shows that we insured approximately 15% of all new public finance issues rated "A" by S&P, which is our target market. In addition, our insurance was also used on more than 15% of all par for public finance issues $25 million or less in size. These statistics demonstrate the strong demand for our guaranty, particularly among smaller or lesser known issuers, who, in most cases, would not have market access without it or would incur higher financing costs."

"Regarding fourth quarter municipal production, we attribute the decrease in insured penetration to the surge in BABs issuance before the year-end deadline, as well as concern regarding our ratings downgrade to AA+ (Stable) by Standard & Poor's in October. Ratings uncertainty has continued to have a negative effect on our 2011 new business production, although production has also been affected by historically low issuance volume."

Table 3: Reconciliation of PVP to GWP
($ in millions)

	Quarter Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Public finance - U.S.
Primary markets	$77.8	$99.5	$285.6	$557.1
Secondary markets	10.1	14.5	42.5	57.1
Public finance - non-U.S.
Primary markets	—	—	—	1.6
Secondary markets	—	—	0.7	0.2
Structured finance - U.S.	16.3	6.3	30.2	23.2
Structured finance - non-U.S.	0.9	0.1	3.7	1.0

Total PVP	105.1	120.4	362.7	640.2
Less: PVP of credit derivatives	—	—	—	2.4

PVP of financial guaranty insurance	105.1	120.4	362.7	637.8
Less: Financial guaranty installment premium PVP	15.8	(2.9)	33.2	25.4

Total: Financial guaranty upfront GWP	89.3	123.3	329.5	612.4
Plus: Financial guaranty installment adjustment [1]	(128.4)	(66.9)	(107.2)	(55.1)

Total financial guaranty GWP	(39.1)	56.4	222.3	557.3
Plus: Other segment GWP	—	—	—	(0.9)

Total GWP	$(39.1)	$56.4	$222.3	$556.4

1.
Includes the difference between management's estimates for the discount rate applied to future installments compared to the discount rate used for new financial guaranty insurance accounting standards as well as the changes in estimated term for future installments and the effect of commutations of assumed reinsurance contracts.

2010 Operating Income Highlights

Assured Guaranty's FY 2010 operating income was $3.49 per diluted share compared to $2.27 per diluted share in FY 2009, an increase of 54% resulting from the improvement in net earned premiums, credit derivative revenues, net investment income due to the inclusion of twelve months of AGMH results in FY 2010 versus six months in FY 2009 and AGMH Acquisition-related expenses, which was offset in part by an increase in weighted average diluted shares outstanding and increased loss and LAE and operating expenses. Operating income in FY 2010 also included a $55.8 million tax benefit and $49.8 million in pre-tax commutation gains. Table 4 provides reconciliations of FY 2010 and FY 2009 GAAP income statements as reported to FY 2010 and FY 2009 operating income results, respectively.

Assured Guaranty's FY 2010 operating income includes the following items:

  •
  Net earned premiums:  Net earned premiums included in operating income rose 33% from $930.4 million in FY 2009 to $1,234.3 million in FY 2010 principally due to the inclusion of twelve months of AGMH results in FY 2010 compared to six months in FY 2009. Net earned premiums due to refundings and accelerations were $90.0 million and $173.8 million in FY 2010 and FY 2009, respectively. The operating income effect of refundings and accelerations was $63.1 million ($0.33 per diluted share) and $113.5 million ($0.88 per diluted share) in FY 2010 and FY 2009, respectively.

  •
  Net investment income:  Assured Guaranty's FY 2010 investment income of $354.7 million increased 37% compared to $259.2 million in FY 2009 as a result of earning twelve months of investment income on the AGMH portfolio in FY 2010 compared to earning only six months in FY 2009.

  •
  Credit derivative revenues:  FY 2010 credit derivative revenues increased 24% to $210.3 million from $170.2 million in FY 2009 due to earning twelve months of credit derivative revenues on the AGMH portfolio in FY 2010 compared to earning only six months in FY 2009.

  •
  Other income:  During FY 2010, Assured Guaranty commuted reinsurance contracts and reassumed previously ceded business amounting to $15.4 billion in net par outstanding. FY 2010 other income includes $49.8 million ($32.4 million after tax or $0.17 per diluted share) of income related to these commutations. FY 2009 other income included a $29.2 million benefit ($21.0 million after tax or $0.16 per diluted share) related to a settlement from previously consolidated VIEs and reinsurance contract commutations that resulted in a $1.8 million net loss ($1.1 million after tax or $0.01 per diluted share).

  •
  Loss and LAE and losses incurred on credit derivatives:  Assured Guaranty's FY 2010 loss and LAE on financial guaranty insurance contracts and losses incurred on credit derivatives included in operating income was $692.0 million ($500.6 million after tax or $2.65 per diluted share) compared to $616.5 million ($466.0 million after tax or $3.60 per diluted share) in FY 2009, a 12% increase. Loss and LAE amounts recorded in operating income differ from the Company's economic loss development. Economic loss development is the change in expected losses to be paid that is due to updated loss experience, the change in benefit of expected recoveries from representation and warranty putbacks and changes in interest rate, loss severity and future delinquency and default assumptions. Assured Guaranty's FY 2010 economic losses totaled $472.9 million ($356.5 million after tax or $1.88 per diluted share) compared to $343.7 million ($299.2 million after tax or $2.31 per diluted share) in FY 2009.

  –
  FY 2010 loss and LAE and economic loss development was principally associated with insured U.S. RMBS transactions where underlying collateral performance deteriorated or did not improve as expected, partially offset by an increase in the Company's expected recoveries from representation and warranty putbacks to securitization sponsors based on actual recoveries as well as access to loan files on more transactions.

    –
    During FY 2010, the Company's estimate of expected recoveries on representation and warranty putbacks increased from $1,210.7 million at December 31, 2009 to $1,670.7 million at December 31, 2010 due to the Company's continued progress in this area. During FY 2010, Assured Guaranty reached agreements to repurchase $352 million of defective or ineligible mortgage loans for a cumulative total of $528 million since the inception of its representation and warranty putback program.

  •
  AGMH Acquisition-related expenses:  FY 2009 operating income included $92.3 million in AGMH Acquisition-related expenses ($62.6 million after tax or $0.48 per diluted share) compared to $6.8 million in FY 2010 ($4.8 million after tax or $0.03 per diluted share), reflecting the reduction in expenses associated with the acquisition and integration of AGMH.

  •
  Operating expenses:  Operating expenses, the majority of which are for employee-related expenses, increased from $174.1 million in FY 2009 to $211.5 million in FY 2010 primarily as a result of the increase in the Company's average employee headcount due to the AGMH Acquisition. The increase was slightly offset by the deferral of policy acquisition costs for Assured Guaranty Municipal Corp. ("AGM") because of increased production compared to FY 2009.

  •
  Income taxes:  Assured Guaranty's provision for taxes on operating income was $155.5 million in FY 2010, which included a $55.8 million tax benefit associated with an amended tax return for a period prior to the AGMH Acquisition and a $7.0 million valuation allowance release, versus $98.2 million in FY 2009. Assured Guaranty's tax rate on operating income decreased to 19% in FY 2010 compared to 25% in FY 2009 due to the two tax benefit items in FY 2010 and the change in operating income or loss of the Company's U.S., Bermuda, European and other subsidiaries versus FY 2009.

Table 4: Reconciliation of FY 2010 and FY 2009 GAAP Income Statements As Reported to
FY 2010 and FY 2009 Operating Income Results
(amounts in millions, except per share amounts)

	Year Ended December 31, 2010			Year Ended December 31, 2009
	GAAP Income Statement As Reported	Less: Operating Income Adjustments	Operating Income Results	GAAP Income Statement As Reported	Less: Operating Income Adjustments	Operating Income Results
Revenues:
Net earned premiums	$1,186.7	$(47.6)	$1,234.3	$930.4	$—	$930.4
Net investment income	354.7	—	354.7	259.2	—	259.2
Net realized investment gains (losses)	(2.0)	(2.0)	—	(32.7)	(32.7)	—
Net change in fair value of credit derivatives:
Realized gains and other settlements	153.5	153.5	—	163.6	163.6	—
Net unrealized gains (losses)	(157.8)	(157.8)	—	(337.8)	(337.8)	—
Credit derivative revenues	—	(210.3)	210.3	—	(170.2)	170.2
Losses incurred on credit derivatives	—	209.4	(209.4)	—	238.7	(238.7)

Net change in fair value of credit derivatives	(4.3)	(5.2)	0.9	(174.2)	(105.7)	(68.5)
Fair value gains (losses) on CCS	9.2	9.2	—	(122.9)	(122.9)	—
Net change in financial guaranty VIEs	(183.1)	(183.1)	—	(1.2)	(1.2)	—
Other income	40.1	(20.4)	60.5	58.5	27.1	31.4

Total revenues	1,401.3	(249.1)	1,650.4	917.1	(235.4)	1,152.5
Expenses:
Loss and LAE	413.8	(68.8)	482.6	377.8	—	377.8
Amortization of DAC	34.1	—	34.1	53.9	—	53.9
AGMH Acquisition-related expenses	6.8	—	6.8	92.3	—	92.3
Interest expense	99.6	—	99.6	62.8	—	62.8
Goodwill and settlement of pre-existing relationship	—	—	—	23.3	23.3	—
Other operating expenses	211.5	—	211.5	174.1	—	174.1

Total expenses	765.8	(68.8)	834.6	784.2	23.3	760.9

Income (loss) before income taxes	635.5	(180.3)	815.8	132.9	(258.7)	391.6
Provision (benefit) for income taxes	86.6	(68.9)	155.5	36.9	(61.3)	98.2

Net income (loss)	548.9	(111.4)	660.3	96.0	(197.4)	293.4
Less: Noncontrolling interest of VIEs	—	—	—	(1.2)	(1.2)	—

Net income (loss) attributable to AGL (GAAP) and operating income	$548.9	$(111.4)	$660.3	$97.2	$(196.2)	$293.4

Diluted shares	188.9		189.2	129.1		129.4

Earnings per diluted share	$2.90		$3.49	$0.75		$2.27

Fourth Quarter 2010 Operating Income Highlights

Assured Guaranty also announced financial results for fourth quarter 2010. The Company's fourth quarter 2010 operating income was $152.9 million, a 2% decrease from $156.4 million in fourth quarter 2009. The decline in operating income compared to the prior year period was principally due to lower net earned premiums and higher incurred losses on credit derivatives on U.S. RMBS exposures, slightly offset by the reduction in AGMH Acquisition-related expenses and reinsurance commutation gains.

  •
  On a per diluted share basis, fourth quarter 2010 operating income was $0.81, down 12% from $0.92 for fourth quarter 2009.

  •
  The operating income effect of refundings and accelerations was $26.6 million ($0.14 per diluted share) and $26.0 million ($0.15 per diluted share) in fourth quarter 2010 and fourth quarter 2009, respectively.

  •
  Fourth quarter 2009 included $12.1 million ($8.2 million after tax or $0.05 per diluted share) in AGMH Acquisition-related expenses; fourth quarter 2010 did not include any AGMH Acquisition-related expenses.

  •
  Fourth quarter 2010 per diluted share results include the effect of an 11% increase in the average diluted shares outstanding compared to the prior year due to AGL's December 2009 common share offering, which increased average diluted shares outstanding from 170.7 million in fourth quarter 2009 to 189.1 million in fourth quarter 2010.

Fourth quarter 2010 net loss attributable to AGL ("net loss") was $157.5 million compared to fourth quarter 2009 net income of $216.7 million. Net income (loss) includes the effect on unrealized gains and losses on credit derivatives and the effects of consolidating financial guaranty VIEs as well as other items that the Company excludes in its calculation of operating income. Table 5 provides reconciliations of fourth quarter 2010 and fourth quarter 2009 GAAP income statements as reported to fourth quarter 2010 and fourth quarter 2009 operating income results, respectively.

Assured Guaranty's fourth quarter 2010 operating income includes the following items:

  •
  Net earned premiums:  Net earned premiums included in operating income declined 20% from $373.3 million in fourth quarter 2009 to $299.5 million in fourth quarter 2010 principally due to the reduction of structured finance net earned premiums and lower net earned premiums due to refundings and accelerations. The decline in structured finance net earned premiums reflects the run-off of in-force structured finance net par outstanding, which declined from $174.6 billion at December 31, 2009 to $149.4 billion at December 31, 2010. Net earned premiums due to refundings and accelerations were $38.0 million and $46.1 million in fourth quarter 2010 and fourth quarter 2009, respectively.

  •
  Net investment income:  Assured Guaranty's fourth quarter 2010 investment income of $93.9 million increased 7% compared to $87.6 million in fourth quarter 2009 due to an increase in portfolio yield resulting from a lengthening of the portfolio's duration and a decrease in the net amortization of premium, which is mainly comprised of amortization of premium on the acquired AGMH investment portfolio. The amortized cost of fixed maturities and short-term investments had an average portfolio balance of $10.3 billion for fourth quarter 2010 with a duration of 5.0 years compared with $10.0 billion for fourth quarter 2009 and a duration of 4.4 years. The pre-tax book yield was 3.73% at December 31, 2010 and 3.52% at December 31, 2009, respectively.

  •
  Credit derivative revenues:  Fourth quarter 2010 credit derivative revenues decreased 4% to $53.2 million from $55.5 million for fourth quarter 2009 due primarily to the reduction of structured finance credit derivative net par outstanding over the past year. As of December 31, 2010, the Company had $109.8 billion of net par outstanding on credit derivatives, down 10% from $122.4 billion at December 31, 2009.

  •
  Other income:  During fourth quarter 2010, Assured Guaranty commuted a reinsurance contract and reassumed previously ceded net par of $2.4 billion. This commutation resulted in other income of $32.7 million ($21.3 million or $0.11 per diluted share). Fourth quarter 2009 included the reassumption of one reinsurance portfolio that resulted in a net loss in other income of $1.8 million ($1.1 million after tax or $0.01 per diluted share).

  •
  Loss and LAE and losses incurred on credit derivatives:  The Company's fourth quarter 2010 loss and LAE on financial guaranty insurance contracts and losses incurred on credit derivatives included in operating income was $215.5 million ($153.4 million after tax or $0.81 per diluted share) compared to $187.0 million ($146.3 million after tax or $0.86 per diluted share) in fourth quarter 2009, a 15% increase. Assured Guaranty's fourth quarter 2010 economic losses totaled $76.6 million ($62.9 million after tax or $0.33 per diluted share) compared to $346.5 million ($244.2 million after tax or $1.43 per diluted share) in fourth quarter 2009.

  –
  Fourth quarter 2010 loss and LAE and economic loss development were both principally associated with changes in modeling assumptions and estimates for U.S. RMBS, particularly for first lien exposures, and was partially offset by increased estimated future recoveries on second lien U.S. RMBS due to increased recoveries and access to loan files. During fourth quarter 2010, the Company adjusted its reserving model estimates for early stage delinquency trends, loss severities and excess interest spread and also changed the weighting of the pessimistic and optimistic scenarios used to calculate U.S. RMBS loss and LAE estimates.

  –
  Economic loss development includes a benefit of $337.1 million in fourth quarter 2010 for expected recoveries on representation and warranty putbacks. The change in expected recoveries on representation and warranty putbacks reflects the Company's continued progress in this area. During fourth quarter 2010, Assured Guaranty reached agreements to repurchase $138 million of defective or ineligible loans for a cumulative total of $556 million since the inception of its representation and warranty putback program.

  –
  Fourth quarter 2010 loss and LAE also included $22.6 million in U.S. public finance losses, principally associated with Jefferson County, Alabama sewer debt.

  •
  Operating expenses:  Operating expenses, the majority of which are for employee-related expenses, decreased from $51.0 million in fourth quarter 2009 to $49.3 million in fourth quarter 2010, primarily due to the deferral of policy acquisition costs for AGM because of increased production compared to FY 2009.

  •
  Income taxes:  Assured Guaranty's provision for taxes was $33.1 million in fourth quarter 2010. Assured Guaranty's tax rate on operating income decreased to 17.8% in fourth quarter 2010 compared to 31.5% in fourth quarter 2009 due to the release of a valuation allowance in fourth quarter 2010.

Table 5: Reconciliation of Fourth Quarter 2010 and Fourth Quarter 2009 GAAP Income Statements As Reported to Fourth Quarter 2010 and Fourth Quarter 2009 Operating Income Results
(amounts and shares in millions, except per share amounts)

	Quarter Ended December 31, 2010			Quarter Ended December 31, 2009
	GAAP Income Statement As Reported	Less: Operating Income Adjustments	Operating Income Results	GAAP Income Statement As Reported	Less: Operating Income Adjustments	Operating Income Results
Revenues:
Net earned premiums	$286.3	$(13.2)	$299.5	$373.3	$—	$373.3
Net investment income	93.9	—	93.9	87.6	—	87.6
Net realized investment gains (losses)	(0.6)	(0.6)	—	(4.6)	(4.6)	—
Net change in fair value of credit derivatives:
Realized gains and other settlements	36.0	36.0	—	43.5	43.5	—
Net unrealized gains (losses)	(160.1)	(160.1)	—	94.8	94.8	—
Credit derivative revenues	—	(53.2)	53.2	—	(55.5)	55.5
Losses incurred on credit derivatives	—	89.5	(89.5)	—	60.3	(60.3)

Net change in fair value of credit derivatives	(124.1)	(87.8)	(36.3)	138.3	143.1	(4.8)
Fair value gains (losses) on CCS	3.4	3.4	—	(28.9)	(28.9)	—
Net change in financial guaranty VIEs	(376.2)	(376.2)	—	4.1	4.1	—
Other income	32.7	(7.2)	39.9	0.1	0.2	(0.1)

Total revenues	(84.6)	(481.6)	397.0	569.9	113.9	456.0
Expenses:
Loss and LAE	103.0	(23.0)	126.0	126.7	—	126.7
Amortization of DAC	11.0	—	11.0	12.6	—	12.6
AGMH Acquisition-related expenses	—	—	—	12.1	—	12.1
Interest expense	24.7	—	24.7	25.3	—	25.3
Goodwill and settlement of pre-existing relationship	—	—	—	—	—	—
Other operating expenses	49.3	—	49.3	51.0	—	51.0

Total expenses	188.0	(23.0)	211.0	227.7	—	227.7

Income (loss) before income taxes	(272.6)	(458.6)	186.0	342.2	113.9	228.3
Provision (benefit) for income taxes	(115.1)	(148.2)	33.1	121.4	49.5	71.9

Net income (loss)	(157.5)	(310.4)	152.9	220.8	64.4	156.4
Less: Noncontrolling interest of VIEs	—	—	—	4.1	4.1	—

Net income (loss) attributable to AGL (GAAP) and operating income	(157.5)	(310.4)	152.9	216.7	60.3	156.4

Diluted shares	183.7		189.1	170.5		170.7

Earnings per diluted share	$(0.86)		$0.81	$1.27		$0.92

        Conference Call and Webcast Information:    The Company will host a conference call for investors and analysts on February 25, 2011 at 8:30 a.m. Eastern Time (9:30 a.m. Atlantic Time). The conference call will be available via live and archived webcast in the Investor Information section of the Company's website at http://www.assuredguaranty.com or by dialing 800-320-2978 (in the U.S.) or 617-614-4923 (International), passcode 23274337. A replay of the call will be available through March 24, 2011 by dialing 888-286-8010 (in the U.S.) or 617-801-6888 (International), passcode 44700499.

Please refer to Assured Guaranty's December 31, 2010 Financial Supplement, which is posted on the Company's website at http://www.assuredguaranty.com/investor/ltd/financial.aspx for more information on the Company's individual segment performance, financial guaranty portfolios, investment portfolio and other items. The Company will also post on March 1, 2011 in the Investor Information section of its website Assured Guaranty's December 31, 2010 Financial Guaranty Direct Segment's U.S. and International Structured Finance Transaction List, New Issue U.S. Public Finance List, Equity Investor Presentation and Fixed Income Investor Presentation. Both presentations can be obtained from the Company's website at http://www.assuredguaranty.com/Content/ContentDisplay.aspx?ContentID=2668.

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Assured Guaranty Ltd. is a publicly-traded (NYSE: AGO) Bermuda-based holding company. Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, infrastructure and structured finance markets. More information on Assured Guaranty Ltd. and its subsidiaries can be found at www.assuredguaranty.com.

Assured Guaranty Ltd.
Consolidated Statements of Operations
($ in millions)

	Quarter Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Revenues:
Net earned premiums	$286.3	$373.3	$1,186.7	$930.4
Net investment income	93.9	87.6	354.7	259.2
Net realized investment gains (losses)	(0.6)	(4.6)	(2.0)	(32.7)
Net change in fair value of credit derivatives:
Realized gains and other settlements	36.0	43.5	153.5	163.6
Net unrealized gains (losses)	(160.1)	94.8	(157.8)	(337.8)

Net change in fair value of credit derivatives	(124.1)	138.3	(4.3)	(174.2)
Fair value gain (loss) on CCS	3.4	(28.9)	9.2	(122.9)
Net change in financial guaranty VIEs	(376.2)	4.1	(183.1)	(1.2)
Other income	32.7	0.1	40.1	58.5

Total revenues	(84.6)	569.9	1,401.3	917.1
Expenses:
Loss and LAE	103.0	126.7	413.8	377.8
Amortization of DAC	11.0	12.6	34.1	53.9
AGMH Acquisition-related expenses	—	12.1	6.8	92.3
Interest expense	24.7	25.3	99.6	62.8
Goodwill and settlement of pre-existing relationship	—	—	—	23.3
Other operating expenses	49.3	51.0	211.5	174.1

Total expenses	188.0	227.7	765.8	784.2

Income (loss) before income taxes	(272.6)	342.2	635.5	132.9
Provision (benefit) for income taxes	(115.1)	121.4	86.6	36.9

Net income (loss)	(157.5)	220.8	548.9	96.0
Less: Noncontrolling interest of VIEs	—	4.1	—	(1.2)

Net income (loss) attributable to AGL	(157.5)	216.7	548.9	97.2
Less: Realized gains (losses) on investments, after tax	(0.1)	(4.0)	1.0	(34.2)
Less: Non-credit impairment unrealized fair value gains (losses) on credit derivatives, after tax	(67.5)	83.6	11.3	(82.2)
Less: Fair value gains (losses) on CCS, after tax	2.2	(18.8)	6.0	(79.9)
Less: Foreign exchange gains (losses) on revaluation of premiums receivable, after tax	(6.9)	(0.5)	(24.5)	23.4
Less: Effect of consolidating financial guaranty VIEs, after tax	(238.1)	—	(105.2)	—
Less: Goodwill and settlement of pre-existing relationship	—	—	—	(23.3)

Operating income	$152.9	$156.4	$660.3	$293.4

Assured Guaranty Ltd.
Consolidated Balance Sheets
($ in millions)

	As of :
	December 31, 2010	December 31, 2009
Assets
Investment portfolio:
Fixed maturity securities, available for sale, at fair value	$9,415.3	$9,139.9
Short-term investments, at fair value	1,031.6	1,668.3
Other invested assets	283.0	160.2

Total investment portfolio	10,729.9	10,968.4
Cash	107.2	44.1
Premiums receivable, net of ceding commissions payable	1,167.6	1,418.2
Ceded unearned premium reserve	821.8	1,080.5
DAC	239.8	242.0
Reinsurance recoverable on unpaid losses	22.3	14.1
Salvage and subrogation recoverable	1,032.4	420.3
Credit derivative assets	592.9	492.5
Deferred tax asset, net	1,224.0	1,158.2
Financial guaranty VIE assets, at fair value	4,334.4	762.3
Other assets	199.2	202.1

Total assets	$20,471.5	$16,802.7

Liabilities and shareholders' equity
Liabilities
Unearned premium reserve	$6,972.9	$8,400.2
Loss and LAE reserve	563.0	289.5
Reinsurance balances payable, net	274.4	215.2
Long-term debt	1,052.9	1,066.5
Credit derivative liabilities	2,465.5	2,034.6
Current income tax payable	93.0	154.5
Financial guaranty VIE liabilities with recourse, at fair value	2,927.0	762.7
Financial guaranty VIE liabilities without recourse, at fair value	2,014.1	—
Other liabilities	309.9	359.4

Total liabilities	16,672.7	13,282.6
Shareholders' equity
Common stock	1.8	1.8
Additional paid-in capital	2,585.4	2,585.0
Retained earnings	1,098.9	789.9
Accumulated other comprehensive income	110.7	141.8
Deferred equity compensation	2.0	2.0

Total shareholders' equity attributable to AGL	3,798.8	3,520.5
Noncontrolling interest of financial guaranty VIEs	—	(0.4)

Total shareholders' equity	3,798.8	3,520.1

Total liabilities and shareholders' equity	$20,471.5	$16,802.7

Explanation of Non-GAAP Financial Measures:

The Company references financial measures that are not in accordance with GAAP. Assured Guaranty's management and board of directors utilize non-GAAP measures in evaluating the Company's financial performance and as a basis for determining senior management incentive compensation. By providing these non-GAAP financial measures, investors, analysts and financial news reporters have access to the same information that management reviews internally. In addition, Assured Guaranty's presentation of non-GAAP financial measures is consistent with how analysts calculate their estimates of Assured Guaranty's financial results in their research reports on Assured Guaranty and with how investors, analysts and the financial news media evaluate Assured Guaranty's financial results.

The following paragraphs define each non-GAAP financial measure and describe why they are useful. A reconciliation of the non-GAAP financial measure and the most directly comparable GAAP financial measure, if available, is presented above. Non-GAAP financial measures should not be viewed as substitutes for their most directly comparable GAAP measures.

Operating Income:  Management believes that operating income is a useful measure because it clarifies the understanding of the underwriting results of the Company's financial guaranty insurance business, and also includes financing costs and net investment income, and enables investors and analysts to evaluate the Company's financial results as compared to the consensus analyst estimates distributed publicly by financial databases. Operating income is defined as net income (loss) attributable to Assured Guaranty Ltd., as reported under GAAP, adjusted for the following:

  1)
  Elimination of the after-tax realized gains (losses) on the Company's investments, including other than temporary impairments, and credit and interest rate related gains and losses from sales of securities. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate related gains or losses, is largely subject to the Company's discretion and influenced by market opportunities, as well as the Company's tax and capital profile. Trends in the underlying profitability of the Company's business can be more clearly identified without the fluctuating effects of these transactions.

  2)
  Elimination of the after-tax non-credit impairment unrealized fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit losses. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss. Additionally, such adjustments present all financial guaranty contracts on a more consistent basis of accounting, whether or not they are subject to derivative accounting rules.

  3)
  Elimination of the after-tax fair value gains (losses) on the Company's CCS. Such amounts are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

  4)
  Elimination of the after-tax foreign exchange gains (losses) on revaluation of net premium receivables. Long-dated receivables constitute a significant portion of the net premium receivable balance and represent the present value of future contractual or expected collections. Therefore, the current period's foreign exchange revaluation gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that the Company will ultimately recognize.

  5)
  Elimination of the effects of consolidating certain financial guaranty VIEs in order to present all financial guaranty contracts on a more consistent basis of accounting, whether or not GAAP requires consolidation. GAAP requires the Company to consolidate certain VIEs that have issued debt obligations insured by the Company even though the Company does not own such VIEs and is not liable for such debt obligations.

  6)
  Elimination of goodwill and settlement of pre-existing relationship in order to show the 2009 contribution to operating income of AGMH without the distorting effects of acquisition accounting adjustments recorded on date of closing of the acquisition of AGMH by the Company.

Operating Shareholders' Equity:  Management believes that operating shareholders' equity is a useful measure because it presents the equity of Assured Guaranty Ltd. with all financial guaranty contracts accounted for on a more consistent basis and excluding fair value adjustments that are not expected to result in economic loss. Many investors, analysts and financial news reporters use operating shareholders' equity as the principal financial measure for valuing Assured Guaranty Ltd.'s current share price or projected share price and also as the basis of their decision to recommend, buy or sell the Assured Guaranty Ltd.'s common shares. Many of the Company's fixed income investors also use operating shareholders' equity to evaluate the Company's capital adequacy. Operating shareholders' equity is the basis of the calculation of adjusted book value (see below). Operating shareholders' equity is defined as shareholders' equity attributable to Assured Guaranty Ltd., as reported under GAAP, adjusted for the following:

  1)
  Elimination of the effects of consolidating certain VIEs in order to present all financial guaranty contracts on a more consistent basis of accounting, whether or not GAAP requires consolidation. GAAP requires the Company to consolidate certain VIEs that have issued debt obligations insured by the Company even though the Company does not own such VIEs and is not liable for such debt obligations.

  2)
  Elimination of the after-tax non-credit impairment unrealized fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit losses. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

  3)
  Elimination of the after-tax fair value gains (losses) on the Company's committed capital securities. Such amounts are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

  4)
  Elimination of the after-tax unrealized gains (losses) on the Company's investments, that are recorded as a component of accumulated other comprehensive income (AOCI) (excluding foreign exchange revaluation). The AOCI component of the fair value adjustment on the investment portfolio is not deemed economic because the Company generally holds these investments to maturity and therefore will not recognize an economic loss.

Adjusted Book Value:  Management believes that adjusted book value is a useful measure because it enables an evaluation of the net present value of the Company's in force premiums and revenues in addition to operating shareholders' equity. The premiums and revenues included in adjusted book value will be earned in future periods, but actual earnings may differ materially from the estimated amounts used in determining current adjusted book value due to changes in, foreign exchange rates, refinancing or refunding activity, prepayment speeds, terminations, credit defaults and other factors. Many investors, analysts and financial news reporters use adjusted book value to evaluate Assured Guaranty Ltd.'s share price and as the basis of their decision to recommend, buy or sell the Assured Guaranty Ltd. common shares. Adjusted book value is operating shareholders' equity, as defined above, further adjusted for the following:

  1)
  Elimination of after-tax deferred acquisition costs. These amounts represent net deferred expenses that have already been paid or accrued that will be expensed in future accounting periods.

  2)
  Addition of the after-tax net present value of estimated net future credit derivative revenue. See below.

  3)
  Addition of the after-tax value of the unearned premium reserve on financial guaranty contracts in excess of net expected loss to be expensed, net of reinsurance. This amount represents the expected future net earned premiums, net of expected losses to be expensed, which are not reflected in GAAP equity.

Net present value of estimated net future credit derivative revenue:  Management believes that this amount is a useful measure because it enables an evaluation of the value of future estimated credit derivative revenue. There is no corresponding GAAP financial measure. This amount represents the present value of estimated future revenue from the Company's credit derivative in-force book of business, net of reinsurance, ceding commissions and premium taxes in excess of expected losses, and is discounted at 6% (which represents the Company's tax-equivalent pre-tax investment yield on its investment portfolio). Estimated net future credit derivative revenue may change from period to period due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults or other factors that affect par outstanding or the ultimate maturity of an obligation.

PVP or present value of new business production:  Management believes that PVP is a useful measure because it enables the evaluation of the value of new business production for Assured Guaranty by taking into account the value of estimated future installment premiums on all new contracts underwritten in a reporting period as well as premium supplements and additional installment premium on existing contracts as to which the issuer has the right to call the insured obligation but has not exercised such right, whether in insurance or credit derivative contract form, which GAAP gross premiums written and the net credit derivative premiums received and receivable portion of net realized gains and other settlement on credit derivatives ("Credit Derivative Revenues") do not adequately measure. PVP in respect of insurance and credit derivative contracts written in a specified period is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums, in each case, discounted at 6% (the Company's tax-equivalent pre-tax investment yield on its investment portfolio). For purposes of the PVP calculation, management discounts estimated future installment premiums on insurance contracts at 6%, while under GAAP, these amounts are discounted at a risk free rate. Additionally, under GAAP, management records future installment premiums on financial guaranty insurance contracts covering non-homogeneous pools of assets based on the contractual term of the transaction, whereas for PVP purposes, management records an estimate of the future installment premiums the Company expects to receive, which may be based upon a shorter period of time than the contractual term of the transaction. Actual future net earned or written premiums and Credit Derivative Revenues may differ from PVP due to factors including, but not limited to, changes in foreign exchange rates, refinancing or refunding activity, prepayment speeds, terminations, credit defaults, or other factors that affect par outstanding or the ultimate maturity of an obligation.

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. For example, Assured Guaranty's calculations of adjusted book value, PVP, net present value of estimated future installment premiums in force and total estimated net future premium earnings and statements regarding demand could be affected by a rating agency action, such as a ratings downgrade or change in outlook or ratings criteria, developments in the world's financial and capital markets, changes in the world's credit markets, more severe or frequent losses affecting the adequacy of Assured Guaranty's loss reserve, the impact of market volatility on the mark-to-market of our contracts written in credit default swap form, reduction in the amount of reinsurance portfolio opportunities available to the Company, deterioration in the financial condition of our reinsurers, the amount and timing of reinsurance recoverable actually received, the risk that reinsurers may dispute amounts owed to us under our reinsurance agreements, the possibility that the Company will not realize insurance loss recoveries or damages expected from originators, sellers, sponsors, underwriters or servicers of residential mortgage-backed securities transactions, decreased demand or increased competition, changes in accounting policies or practices, changes in laws or regulations, other governmental actions, difficulties with the execution of Assured Guaranty's business strategy, contract cancellations, Assured Guaranty's dependence on customers, loss of key personnel, adverse technological developments, the effects of mergers, acquisitions and divestitures, natural or man-made catastrophes, other risks and uncertainties that have not been identified at this time, management's response to these factors, and other risk factors identified in Assured Guaranty's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of February 24, 2011 and Assured Guaranty undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact Information:

Equity Investors:
Sabra R. Purtill, CFA
Managing Director, Investor Relations
212-408-6044
spurtill@assuredguaranty.com

Ross Aron
Assistant Vice President, Investor Relations
212-261-5509
raron@assuredguaranty.com

Media:
Betsy Castenir
Managing Director, Corporate Communications
212-339-3424
bcastenir@assuredguaranty.com

Ashweeta Durani
Vice President, Corporate Communications
212-408-6042
adurani@assuredguaranty.com

Fixed Income Investors:
Robert Tucker
Managing Director, Fixed Income Investor Relations
212-339-0861
rtucker@assuredguaranty.com

Michael Walker
Director, Fixed Income Investor Relations
212-261-5575
mwalker@assuredguaranty.com

QuickLinks

  Exhibit 99.1